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                                  EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges

         The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended June 30, 2002 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges). (Dollar amounts in thousands):

                                                      For Fiscal Year Ended June 30,
                                              2002       2001      2000     1999      1998
                                              ----       ----      ----     ----      ----
Net earnings ............................   $ 7,859   $ 8,085   $ 6,424   $14,088   $11,455
Income tax expense ......................     5,691     5,390     3,938     7,763     6,435
Interest charges ........................    68,683    56,547    38,122    22,427    13,190
Amortization of debt issuance costs .....     3,600     2,514     1,734     1,012     1,171
Interest portion of rental expense ......       350       440       534       232       136
                                            -------   -------   -------   -------   -------
Earnings available to cover fixed charges   $86,183   $72,976   $50,752   $45,522   $32,387
                                            =======   =======   =======   =======   =======
Fixed charges:
Interest charges ........................   $68,683   $56,547   $38,122   $22,427   $13,190
Amortization of debt issuance costs .....     3,600     2,514     1,734     1,012     1,171
Interest portion of rental expense ......       350       440       534       232       136
                                            -------   -------   -------   -------   -------
Total fixed charges .....................   $72,633   $59,501   $40,390   $23,671   $14,497
                                            =======   =======   =======   =======   =======
Ratio of earnings to fixed charges ......      1.19 x    1.23 x    1.26  x   1.92 x    2.23 x
                                            =======   =======   =======   =======   =======